Exhibit 99.1

FOR IMMEDIATE RELEASE:

MOLSON COORS BREWING COMPANY NAMES

ROGER EATON AND LOUIS VACHON TO BOARD OF DIRECTORS

DENVER, Colo., and MONTREAL, Quebec — June 1, 2012 — Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that consumer retail executive Roger Eaton and banking executive Louis Vachon will join its Board of Directors, effective immediately.

Eaton is Chief Operations Officer for Yum! Brands, Inc. (NYSE: YUM), the world’s largest restaurant company in terms of system restaurants with nearly 36,000 restaurants in more than 117 countries and territories. Vachon is President, Chief Executive Officer and Director of the National Bank of Canada, the sixth largest bank in Canada with branches in almost every province and 2.4 million clients.

“We are fortunate to have attracted Roger and Louis to join our board of directors and look forward to benefitting from their powerful combination of business experiences,” said Andrew Molson, Chairman of Molson Coors Brewing Company. “Roger brings a strong global perspective and extensive knowledge of brand marketing across international markets. Louis brings invaluable banking experience and a deep knowledge of the financial sector. Together they will provide tremendous capabilities and insight as Molson Coors continues to build growth, scale and profits in the global beer industry.”

Eaton and Vachon join the Molson Coors Board of Directors as independent directors, replacing retiring directors John Cleghorn and David O’Brien. With the appointment of Eaton and Vachon, the Molson Coors Board of Directors comprises fourteen directors.

About Roger Eaton

Eaton assumed the role of Chief Operations Officer of Yum Brands, Inc. in February 2012.  He also oversees the Asia FBU (Franchise Business Unit) and the KFC and Pizza Hut SOPAC (South Pacific) business for the Company’s international division, Yum! Restaurants International (YRI).  Prior to that Eaton was CEO of KFC and Yum! Operational Excellence.  Eaton has also held several international positions at the company, including Senior Vice President, Regional Operations Director, General Manager and Finance Director in the South Pacific, Australia and New Zealand.

Prior to his time at Yum! Brands, Inc., Eaton was employed by Hoyts Corporation — one of the world’s leading entertainment companies — where he served as Chief Operating Officer of Hoyts Cinemas Australia Limited and President of Hoyts USA Limited. He also worked as General Manager of Finance for Hoyts Pty Ltd, the private holding company of Hoyts Entertainment Ltd and Hoyts Media Ltd.

Eaton holds a diploma in accounting and a bachelor’s degree in commerce, both from the University of Natal — Durban in South Africa.   He is a member of the Australia Institute of Chartered Accountants.

About Louis Vachon

Vachon assumed the role of President, Chief Executive Officer of the National Bank of Canada in June 2007 and has served as a member of the Bank’s board of directors since 2007. He also currently serves on the board of directors for the Conseil des Gouverneurs Associes de l’Universite de Montreal and the Canadian Council of Chief Executives, and he has held other board positions, as well.

Vachon has been with the National Bank of Canada since 1996, previously serving as Chief Operating Officer and Director; Chief Executive Officer of National Bank Financial and Chairman of Natcan Investment Management;  Chairman of National Bank Financial; Senior Vice President of Treasury and Financial Markets; and President and Chief Executive Officer of Innocap Investment Management.

Vachon holds a Master of International Business degree in international finance from the Fletcher School at Tufts University, a bachelor’s degree in economics from Bates College and a CFA certification from the CFA Institute.

About Molson Coors Brewing Company
Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, and Blue Moon across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; in the U.K. and Ireland through Molson Coors UK; and outside these core markets through Molson Coors International.  Molson Coors is listed on the Dow Jones Sustainability Index for North America and is constantly looking for ways to improve its Beer Print. For more information on Molson Coors Brewing Company, please visit the company’s Web site, http://molsoncoors.com.

Media Contacts:
Molson Coors Brewing Company
Colin Wheeler, 303-927-2443	Marie-Hélène Lagacé, 514-598-6966
colin.wheeler@molsoncoors.com	MarieHelene.lagace@molsoncoors.com

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws.  Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature.  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”).  These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; our ability to obtain necessary regulatory approvals for the acquisition; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.